Exhibit 5

                        Letterhead of Proskauer Rose LLP


                                                             November 18, 1998


Insignia Financial Group, Inc.
200 Park Avenue
New York, New York  10166

Dear Sirs:

     We are acting as counsel to Insignia Financial Group, Inc. (f/k/a Insignia/ESG Holdings, Inc.), a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933 (the "Act") relating to the registration of 1,289,329 shares (the "Shares") of Common Stock, par value $0.01 per share, of the Company. The Shares are issuable by the Company upon exercise of options (the "Options") granted under the Richard Ellis Group Limited 1997 Unapproved Share Option Scheme (the "Plan").

     We have examined originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments and certificates of public officials and of representatives of the Company, and have made such investigation of law and fact, as we have deemed appropriate for purposes of this opinion.

     Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized and, upon issuance of the Shares in accordance with the Plan upon exercise of the Options, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.



                                                        Very truly yours,


                                                        /s/  Proskauer Rose LLP